                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                                 --------------

                                  SCHEDULE 13D
                                 (RULE 13d-101)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
            TO RULE 13D-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO
                                  RULE 13D-2(a)

                              (Amendment No. 5)(1)

                                   SAIA, Inc.
                                   ----------
                                (Name of Issuer)

                          Common Stock, $.001 Par Value
                         ------------------------------
                         (Title of Class of Securities)

                                    78709Y105
                                    ---------
                                 (CUSIP Number)

                              STEVEN WOLOSKY, ESQ.
                 OLSHAN GRUNDMAN FROME ROSENZWEIG & WOLOSKY LLP
                                Park Avenue Tower
                               65 East 55th Street
                            New York, New York 10022
                                 (212) 451-2300
                                 --------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                 August 18, 2006
                                 ---------------
             (Date of Event Which Requires Filing of This Statement)

         If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box / /.

         NOTE. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. SEE Rule 13d-7 for other parties to whom copies are to be sent.

                         (Continued on following pages)

                              (Page 1 of 24 Pages)

----------------
(1)      The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange
Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, SEE the
NOTES).

----------------------                                    ----------------------
CUSIP No. 78709Y105                   13D                    Page 2 of 24 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                     STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                     WC
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                     Cayman Islands
--------------------------------------------------------------------------------
 NUMBER OF          7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                   751,574
  OWNED BY     -----------------------------------------------------------------
    EACH            8     SHARED VOTING POWER
 REPORTING
PERSON WITH                    - 0 -
               -----------------------------------------------------------------
                    9     SOLE DISPOSITIVE POWER

                               751,574
               -----------------------------------------------------------------
                   10     SHARED DISPOSITIVE POWER

                               - 0 -
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     751,574
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     5.1%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     CO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 78709Y105                   13D                    Page 3 of 24 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                     PARCHE, LLC
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                     WC
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                     Delaware
--------------------------------------------------------------------------------
 NUMBER OF          7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                   302,124
  OWNED BY     -----------------------------------------------------------------
    EACH            8     SHARED VOTING POWER
 REPORTING
PERSON WITH                    - 0 -
               -----------------------------------------------------------------
                    9     SOLE DISPOSITIVE POWER

                               302,124
               -----------------------------------------------------------------
                   10     SHARED DISPOSITIVE POWER

                               - 0 -
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     302,124
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     2.1%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     OO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 78709Y105                   13D                    Page 4 of 24 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                     RCG AMBROSE MASTER FUND, LTD
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                     WC
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                     Cayman Islands
--------------------------------------------------------------------------------
 NUMBER OF          7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                   105,100
  OWNED BY     -----------------------------------------------------------------
    EACH            8     SHARED VOTING POWER
 REPORTING
PERSON WITH                    - 0 -
               -----------------------------------------------------------------
                    9     SOLE DISPOSITIVE POWER

                               105,100
               -----------------------------------------------------------------
                   10     SHARED DISPOSITIVE POWER

                               - 0 -
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     105,100
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     Less than 1%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     CO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 78709Y105                   13D                    Page 5 of 24 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                     RCG HALIFAX FUND, LTD
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                     WC
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                     Cayman Islands
--------------------------------------------------------------------------------
 NUMBER OF          7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                   96,767
  OWNED BY    -----------------------------------------------------------------
    EACH            8     SHARED VOTING POWER
 REPORTING
PERSON WITH                    - 0 -
               -----------------------------------------------------------------
                    9     SOLE DISPOSITIVE POWER

                               96,767
               -----------------------------------------------------------------
                   10     SHARED DISPOSITIVE POWER

                               - 0 -
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     96,767
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     Less than 1%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     CO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 78709Y105                   13D                    Page 6 of 24 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                     RAMIUS MASTER FUND, LTD.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                     WC
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                     Cayman Islands
--------------------------------------------------------------------------------
 NUMBER OF          7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                   468,855
  OWNED BY    -----------------------------------------------------------------
    EACH            8     SHARED VOTING POWER
 REPORTING
PERSON WITH                    - 0 -
               -----------------------------------------------------------------
                    9     SOLE DISPOSITIVE POWER

                               468,855
               -----------------------------------------------------------------
                   10     SHARED DISPOSITIVE POWER

                               - 0 -
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     468,855
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     3.2%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     CO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 78709Y105                   13D                    Page 7 of 24 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                     ADMIRAL ADVISORS, LLC
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                     OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                     Delaware
--------------------------------------------------------------------------------
 NUMBER OF          7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                   1,053,698
  OWNED BY    -----------------------------------------------------------------
    EACH            8     SHARED VOTING POWER
 REPORTING
PERSON WITH                    - 0 -
               -----------------------------------------------------------------
                    9     SOLE DISPOSITIVE POWER

                               1,053,698
               -----------------------------------------------------------------
                   10     SHARED DISPOSITIVE POWER

                               - 0 -
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     1,053,698
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     7.2%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     OO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 78709Y105                   13D                    Page 8 of 24 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                     RAMIUS ADVISORS, LLC
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                     OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                     Delaware
--------------------------------------------------------------------------------
 NUMBER OF          7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                   468,855
  OWNED BY    -----------------------------------------------------------------
    EACH            8     SHARED VOTING POWER
 REPORTING
PERSON WITH                    - 0 -
               -----------------------------------------------------------------
                    9     SOLE DISPOSITIVE POWER

                               468,855
               -----------------------------------------------------------------
                   10     SHARED DISPOSITIVE POWER

                               - 0 -
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     468,855
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     3.2%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     IA, OO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 78709Y105                   13D                    Page 9 of 24 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                     RAMIUS CAPITAL GROUP, LLC
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                     OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                     Delaware
--------------------------------------------------------------------------------
 NUMBER OF          7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                   1,724,420
  OWNED BY    -----------------------------------------------------------------
    EACH            8     SHARED VOTING POWER
 REPORTING
PERSON WITH                    - 0 -
               -----------------------------------------------------------------
                    9     SOLE DISPOSITIVE POWER

                               1,724,420
               -----------------------------------------------------------------
                   10     SHARED DISPOSITIVE POWER

                               - 0 -
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     1,724,420
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     11.8%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     IA, OO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 78709Y105                   13D                    Page 10 of 24 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                     C4S & CO., LLC
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                     OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                     Delaware
--------------------------------------------------------------------------------
 NUMBER OF          7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                   1,724,420
  OWNED BY    -----------------------------------------------------------------
    EACH            8     SHARED VOTING POWER
 REPORTING
PERSON WITH                    - 0 -
               -----------------------------------------------------------------
                    9     SOLE DISPOSITIVE POWER

                               1,724,420
               -----------------------------------------------------------------
                   10     SHARED DISPOSITIVE POWER

                               - 0 -
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     1,724,420
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     11.8%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     OO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 78709Y105                   13D                    Page 11 of 24 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                     PETER A. COHEN
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                     OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                     USA
--------------------------------------------------------------------------------
 NUMBER OF          7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                   - 0 -
  OWNED BY    -----------------------------------------------------------------
    EACH            8     SHARED VOTING POWER
 REPORTING
PERSON WITH                    1,724,420
               -----------------------------------------------------------------
                    9     SOLE DISPOSITIVE POWER

                               - 0 -
               -----------------------------------------------------------------
                   10     SHARED DISPOSITIVE POWER

                               1,724,420
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     1,724,420
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     11.8%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 78709Y105                   13D                    Page 12 of 24 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                     MORGAN B. STARK
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                     OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                     USA
--------------------------------------------------------------------------------
 NUMBER OF          7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                   - 0 -
  OWNED BY    -----------------------------------------------------------------
    EACH            8     SHARED VOTING POWER
 REPORTING
PERSON WITH                    1,724,420
               -----------------------------------------------------------------
                    9     SOLE DISPOSITIVE POWER

                               - 0 -
               -----------------------------------------------------------------
                   10     SHARED DISPOSITIVE POWER

                               1,724,420
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     1,724,420
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     11.8%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 78709Y105                   13D                    Page 13 of 24 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                     JEFFREY M. SOLOMON
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                     OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                     USA
--------------------------------------------------------------------------------
 NUMBER OF          7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                   - 0 -
  OWNED BY    -----------------------------------------------------------------
    EACH            8     SHARED VOTING POWER
 REPORTING
PERSON WITH                    1,724,420
               -----------------------------------------------------------------
                    9     SOLE DISPOSITIVE POWER

                               - 0 -
               -----------------------------------------------------------------
                   10     SHARED DISPOSITIVE POWER

                               1,724,420
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     1,724,420
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     11.8%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 78709Y105                   13D                    Page 14 of 24 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                     THOMAS W. STRAUSS
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                     OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                     USA
--------------------------------------------------------------------------------
 NUMBER OF          7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                   - 0 -
  OWNED BY    -----------------------------------------------------------------
    EACH            8     SHARED VOTING POWER
 REPORTING
PERSON WITH                    1,724,420
               -----------------------------------------------------------------
                    9     SOLE DISPOSITIVE POWER

                              - 0 -
               -----------------------------------------------------------------
                   10     SHARED DISPOSITIVE POWER

                               1,724,420
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     1,724,420
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     11.8%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 78709Y105                   13D                    Page 15 of 24 Pages
----------------------                                    ----------------------

          The following constitutes Amendment No. 5 ("Amendment No. 5") to the
Schedule 13D filed by the undersigned. This Amendment No. 5 amends the Schedule
13D as specifically set forth.

     Item 3 is hereby amended and restated as follows:

     The Shares purchased by Starboard, Parche, RCG Ambrose, RCG Halifax and
Ramius Master were purchased with the working capital of such entities (which may, at any given time, include margin loans made by brokerage firms in the ordinary course of business) in open market purchases, except as otherwise noted, as set forth in Schedule A, which is incorporated by reference herein.
The aggregate purchase cost of the 1,724,420 Shares beneficially owned in the aggregate by all of the Reporting Persons is approximately $42,097,227.62, including brokerage commissions.

     Item 5 is hereby amended and restated as follows:

     The aggregate percentage of Shares reported owned by each person named herein is based upon 14,656,155 Shares outstanding, which is the total number of
Shares outstanding as of July 26, 2006, as reported in the Issuer's Quarterly
Report on Form 10-Q filed with the Securities and Exchange Commission on July
28, 2006.

A.        Starboard

     (a)  As of August 18, 2006, Starboard beneficially owned 751,574 Shares.

          Percentage: Approximately 5.1%.

     (b)  1. Sole power to vote or direct vote: 751,574
          2. Shared power to vote or direct vote: 0
          3. Sole power to dispose or direct the disposition: 751,574
          4. Shared power to dispose or direct the disposition: 0

     (c)  The transactions by Starboard in the Shares in the past sixty days is set forth in Schedule A and is incorporated by reference.

B.        Parche

     (a)  As of August 18, 2006, Parche beneficially owned 302,124 Shares.

          Percentage: Approximately 2.1%.

     (b)  1. Sole power to vote or direct vote: 302,124
          2. Shared power to vote or direct vote: 0
          3. Sole power to dispose or direct the disposition: 302,124
          4. Shared power to dispose or direct the disposition: 0

     (c)  The transactions by Parche in the Shares in the past sixty days is set forth in Schedule A and is incorporated by reference.

----------------------                                    ----------------------
CUSIP No. 78709Y105                   13D                    Page 16 of 24 Pages
----------------------                                    ----------------------

C.        RCG Ambrose

     (a)  As of August 18, 2006, RCG Ambrose beneficially owned 105,100 Shares.

          Percentage: Less than 1%.

     (b)  1. Sole power to vote or direct vote: 105,100
          2. Shared power to vote or direct vote: 0
          3. Sole power to dispose or direct the disposition: 105,100
          4. Shared power to dispose or direct the disposition: 0

     (c)  The transactions by RCG Ambrose in the Shares in the past sixty days is set forth in Schedule A and is incorporated by reference.

D.        RCG Halifax

     (a) As of August 18, 2006, RCG Halifax beneficially owned 96,767 Shares.

          Percentage: Less than 1%.

     (b)  1. Sole power to vote or direct vote: 96,767
          2. Shared power to vote or direct vote: 0
          3. Sole power to dispose or direct the disposition: 96,767
          4. Shared power to dispose or direct the disposition: 0

     (c)  The transactions by RCG Halifax in the Shares in the past sixty days is set forth in Schedule A and is incorporated by reference.

E.        Ramius Master

     (a)  As of August 18, 2006, Ramius Master beneficially owned 468,855
Shares.

          Percentage: Approximately 3.2%.

     (b)  1. Sole power to vote or direct vote: 468,855
          2. Shared power to vote or direct vote: 0
          3. Sole power to dispose or direct the disposition: 468,855
          4. Shared power to dispose or direct the disposition: 0

     (c)  The transactions by Ramius Master in the shares in the past sixty days is set forth in Schedule A and is incorporated by reference.

F.        Admiral Advisors

     (a)  As of August 18, 2006, as the investment manager of Starboard and the managing member of Parche, Admiral Advisors may be deemed the beneficial

----------------------                                    ----------------------
CUSIP No. 78709Y105                   13D                    Page 17 of 24 Pages
----------------------                                    ----------------------

owner of (i) 751,574 Shares owned by Starboard and (ii) 302,124 Shares owned by
Parche.

          Percentage: Approximately 7.2%.

     (b)  1. Sole power to vote or direct vote: 1,053,698
          2. Shared power to vote or direct vote: 0
          3. Sole power to dispose or direct the disposition: 1,053,698
          4. Shared power to dispose or direct the disposition: 0

     (c)  Admiral Advisors did not enter into any transactions in the Shares in the past sixty days. The transactions in the Shares in the past sixty days on behalf of Starboard and Parche are set forth in Schedule A and are incorporated herein by reference.

G.        Ramius Advisors

     (a)  As of August 18, 2006, as the investment advisor of Ramius
Master, Ramius Advisors may be deemed the beneficial owner of 468,855 Shares owned by Ramius Master.

          Percentage: Approximately 3.2%.

     (b)  1. Sole power to vote or direct vote: 468,855
          2. Shared power to vote or direct vote: 0
          3. Sole power to dispose or direct the disposition: 468,855
          4. Shared power to dispose or direct the disposition: 0

     (c)  Ramius Advisors did not enter into any transactions in the Shares in the past sixty days . The transactions in the Shares in the past sixty days on behalf of Ramius Master are set forth in Schedule A and are incorporated herein by reference.

H.        Ramius Capital

     (a)  As of August 18, 2006, as the sole member of Admiral Advisors and Ramius Advisors (the investment advisor of Ramius Master) and as the investment advisor to RCG Halifax and RCG Ambrose, Ramius Capital may be deemed the beneficial owner of (i) 751,574 shares owned by Starboard, (ii) 302,124
Shares owned by Parche, (iii) 105,100 Shares owned by RCG Ambrose, (iv) 96,767
Shares owned by RCG Halifax and (v) 468,855 Shares owned by Ramius Master.

          Percentage: Approximately 11.8%.

     (b)  1. Sole power to vote or direct vote: 1,724,420
          2. Shared power to vote or direct vote: 0
          3. Sole power to dispose or direct the disposition: 1,724,420
          4. Shared power to dispose or direct the disposition: 0

     (c)  Ramius Capital did not enter into any transactions in the Shares in the past sixty days . The transactions in the Shares in the past sixty days on

----------------------                                    ----------------------
CUSIP No. 78709Y105                   13D                    Page 18 of 24 Pages
----------------------                                    ----------------------

behalf of Starboard, Parche, RCG Ambrose, RCG Halifax and Ramius Master are set
forth in Schedule A and are incorporated herein by reference.

I.        C4S

     (a)  As of August 18, 2006, as the managing member of Ramius
Capital, C4S may be deemed the beneficial owner of (i) 751,574 Shares owned by
Starboard, (ii) 302,124 Shares owned by Parche, (iii) 105,100 Shares owned by
RCG Ambrose, (iv) 96,767 Shares owned by RCG Halifax, and (v) 468,855 Shares owned by Ramius Master.

          Percentage: Approximately 11.8%.

     (b)  1. Sole power to vote or direct vote: 1,724,420
          2. Shared power to vote or direct vote: 0
          3. Sole power to dispose or direct the disposition: 1,724,420
          4. Shared power to dispose or direct the disposition: 0

     (c)  C4S did not enter into any transactions in the Shares in the past sixty days. The transactions in the Shares in the past sixty days on behalf of
Starboard, Parche, RCG Ambrose, RCG Halifax and Ramius Master are set forth in
Schedule A and are incorporated by reference.

J.        Mr. Cohen, Mr. Stark, Mr. Strauss and Mr. Solomon

     (a)  As of August 18, 2006, as the managing members of C4S, each of
Mr. Cohen, Mr. Stark, Mr. Strauss and Mr. Solomon may be deemed the beneficial owner of (i) 751,574 Shares owned by Starboard, (ii) 302,124 Shares owned by
Parche, (iii) 105,100 Shares owned by RCG Ambrose, (iv) 96,767 Shares owned by
RCG Halifax and (v) 468,855 Shares owned by Ramius Master. Each of Messrs.
Cohen, Stark, Solomon and Strauss share voting and dispositive power with respect to the Shares owned by Starboard, Parche, RCG Ambrose, RCG Halifax and
Ramius Master by virtue of their shared authority to vote and dispose of such
Shares. Messrs. Cohen, Stark, Solomon and Strauss disclaim beneficial ownership of such Shares.

          Percentage: Approximately 11.8%.

     (b)  1. Sole power to vote or direct vote: 0
          2. Shared power to vote or direct vote: 1,724,420
          3. Sole power to dispose or direct the disposition: 0
          4. Shared power to dispose or direct the disposition: 1,724,420

     (c)  None of Mr. Cohen, Mr. Stark, Mr. Strauss or Mr. Solomon has entered into any transactions in the Shares in the past sixty days. The transactions in the Shares in the past sixty days on behalf of Starboard, Parche, RCG Ambrose,
RCG Halifax and Ramius Master are set forth in Schedule A and are incorporated by reference.

     (d)  No person other than the Reporting Persons is known to have the right to receive, or the power to direct the receipt of dividends from, or proceeds from the sale of, such Shares.

----------------------                                    ----------------------
CUSIP No. 78709Y105                   13D                    Page 19 of 24 Pages
----------------------                                    ----------------------

     (e)  Not applicable.

----------------------                                    ----------------------
CUSIP No. 78709Y105                   13D                    Page 20 of 24 Pages
----------------------                                    ----------------------

                                   SIGNATURES
                                   ----------

          After reasonable inquiry and to the best of his knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: August 21, 2006

RAMIUS CAPITAL GROUP, LLC                       RCG AMBROSE MASTER FUND, LTD.

By: C4S & Co., L.L.C.,                          By: Ramius Capital Group, LLC,
    as Managing Member                              its Investment Advisor

By: /s/ Jeffrey M. Solomon                          By: C4S & Co., L.L.C.,
    ----------------------------                    its Managing Member
    Name:  Jeffrey M. Solomon
    Title: Managing Member                      By: /s/ Jeffrey M. Solomon
                                                    ----------------------------
                                                    Name:  Jeffrey M. Solomon
                                                    Title: Managing Member

RCG HALIFAX FUND, LTD.                          RAMIUS MASTER FUND, LTD

By: Ramius Capital Group, LLC,                  By: Ramius Advisors, LLC
    its Investment Advisor                          its Investment Advisor

By: C4S & Co., L.L.C.,                          By: Ramius Capital Group, LLC
    its Managing Member                             its Managing Member

By: /s/ Jeffrey M. Solomon                      By: /s/ Jeffrey M. Solomon
    ----------------------------                    ----------------------------
    Name:  Jeffrey M. Solomon                       Name:  Jeffrey M. Solomon
    Title: Managing Member                          Title: Managing Member

C4S & CO., L.L.C.                               JEFFREY M. SOLOMON

By: /s/ Jeffrey M. Solomon                      /s/ Jeffrey M. Solomon
    ----------------------------                --------------------------------
    Name:  Jeffrey M. Solomon                   Individually and as attorney-in-fact
    Title: Managing Member                      for Peter A.Cohen, Morgan B. Stark
                                                 and Thomas W. Strauss

----------------------                                    ----------------------
CUSIP No. 78709Y105                   13D                    Page 21 of 24 Pages
----------------------                                    ----------------------

STARBOARD VALUE & OPPORTUNITY                   PARCHE, LLC
MASTER FUND LTD.                                By: Admiral Advisors, LLC,
                                                    its managing member
By: /s/ Jeffrey M. Solomon
    ----------------------------                By: /s/ Jeffrey M. Solomon
    Name:  Jeffrey M. Solomon                       ----------------------------
    Title: Authorized Signatory                     Name:  Jeffrey M. Solomon
                                                    Title: Authorized Signatory

ADMIRAL ADVISORS, LLC                           RAMIUS ADVISORS, LLC
By: Ramius Capital Group, LLC,                  By: Ramius Capital Group, LLC,
    its managing member                             its managing member

By: /s/ Jeffrey M. Solomon                      By: /s/ Jeffrey M. Solomon
    ----------------------------                    ----------------------------
    Name:  Jeffrey M. Solomon                       Name:  Jeffrey M. Solomon
    Title: Authorized Signatory                     Title: Authorized Signatory

----------------------                                    ----------------------
CUSIP No. 78709Y105                   13D                    Page 22 of 24 Pages
----------------------                                    ----------------------

                                   SCHEDULE A

         TRANSACTIONS IN THE SHARES OF THE ISSUER IN THE PAST SIXTY DAYS

Shares of Common Stock              Price Per                         Date of
         Sold                       Share($)                       Purchase/Sale
         ----                       --------                       -------------

                STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD.
                ------------------------------------------------

         3,401                       32.0530                          8/16/06
         1,964                       32.0253                          8/16/06
        18,602                       32.0325                          8/16/06
         1,576                       32.1549                          8/17/06
           218                       32.3175                          8/17/06
        13,595                       31.4475                          8/17/06
        15,129                       31.4481                          8/18/06
        13,203                       31.5448                          8/18/06
           484                       31.7864                          8/18/06
         1,100                       31.6216                          8/18/06

                                   PARCHE, LLC
                                   -----------
         1,367                       32.0530                          8/16/06
           790                       32.0253                          8/16/06
         7,475                       32.0325                          8/16/06
           633                       32.1549                          8/17/06
            88                       32.3175                          8/17/06
         5,464                       31.4475                          8/17/06
         6,017                       31.4481                          8/18/06
         5,251                       31.5448                          8/18/06
           192                       31.7864                          8/18/06
           437                       31.6216                          8/18/06

----------------------                                    ----------------------
CUSIP No. 78709Y105                   13D                    Page 23 of 24 Pages
----------------------                                    ----------------------

                          RCG AMBROSE MASTER FUND, LTD.
                          -----------------------------

           475                       32.0530                          8/16/06
           274                       32.0253                          8/16/06
         2,599                       32.0325                          8/16/06
           220                       32.1549                          8/17/06
            30                       32.3175                          8/17/06
         1,900                       31.4475                          8/17/06
         2,073                       31.4481                          8/18/06
         1,809                       31.5448                          8/18/06
            66                       31.7864                          8/18/06
           151                       31.6216                          8/18/06

                            RCG HALIFAX FUND, LTD.
                             ----------------------

           437                       32.0530                          8/16/06
           253                       32.0253                          8/16/06
         2,393                       32.0325                          8/16/06
           204                       32.1549                          8/17/06
            28                       32.3175                          8/17/06
         1,748                       31.4475                          8/17/06
         1,909                       31.4481                          8/18/06
         1,666                       31.5448                          8/18/06
            61                       31.7864                          8/18/06
           139                       31.6216                          8/18/06

                             RAMIUS MASTER FUND, LTD
                             -----------------------

         2,120                       32.0530                          8/16/06
         1,224                       32.0253                          8/16/06
        11,596                       32.0325                          8/16/06
           982                       32.1549                          8/17/06
           136                       32.3175                          8/17/06

----------------------                                    ----------------------
CUSIP No. 78709Y105                   13D                    Page 24 of 24 Pages
----------------------                                    ----------------------

         8,475                       31.4475                          8/17/06
         9,248                       31.4481                          8/18/06
         8,071                       31.5448                          8/18/06
           297                       31.7864                          8/18/06
           673                       31.6216                          8/18/06